EXHIBIT 99.1
Bioheart, Inc. to Transfer to Nasdaq Capital Market
SUNRISE, Fla. — June 10, 2008 - Bioheart, Inc. (Nasdaq CM: BHRT) today announced that it has received approval to transfer the listing of its common stock to the Nasdaq Capital Market. The Company’s common stock will be transferred from The Nasdaq Global Market to The Nasdaq Capital Market at the opening of business on Wednesday, June 11, 2008. The Nasdaq Capital Market is a tier of the Nasdaq Stock Market for companies with a lower market capitalization requirement than the Global Market tier. The Company’s stock will continue to trade, and benefit from the liquidity provided by the Nasdaq Stock Market.
The listing transfer is in response to a letter dated May 21, 2008 from the Nasdaq Stock Market, Inc. which, as previously announced, notified the Company that it was not in compliance with certain of the continued listing requirements for the Nasdaq Global Market.
Bioheart’s trading symbol on The Nasdaq Capital Market will remain ‘BHRT.’
About Bioheart, Inc.:
Bioheart, Inc. is a biotechnology company focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Its lead product candidate, MyoCell®, is an innovative clinical cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients. The Company’s pipeline includes multiple product candidates for the treatment of heart damage, including Bioheart Acute Cell Therapy, an autologous, adipose tissue-derived stem cell treatment for acute heart damage, and MyoCell® SDF-1, a therapy utilizing autologous cells that are genetically modified to express additional potentially therapeutic proteins.
(MyoCell and MyoCell SDF-1 are trademarks of Bioheart, Inc.)